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EXHIBIT 99

INDEPENDENT AUDITORS' REPORT FROM KPMG PEAT MARWICK LLP






The Board of Directors of
Charter One Financial, Inc.

We have audited the consolidated statement of condition of RCSB Financial, Inc. and subsidiaries as of November 30, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended November 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RCSB Financial, Inc. and subsidiaries as of November 30, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended November 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1995, the Company changed its method of accounting to adopt the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights".

/s/KPMG Peat Marwick LLP



Rochester, New York
December 13, 1996